SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549


                             FORM 8-K


      CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 24, 1993


                 DELTA WOODSIDE INDUSTRIES, INC.
      (Exact name of registrant as specified in its charter)

                          South Carolina
          (State or other jurisdiction of incorporation)





             1-10095                       57-0535180
    (Commission File Number)             (I.R.S. Employer
                                       Identification No.)
      233 North Main Street
    Hammond Square, Suite 200
   Greenville, South Carolina                 29601
      (Address of principal                 (Zip Code)
       executive offices)

                           803/232-8301
       (Registrant's Telephone Number, Including Area Code)


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Item 5.  Other Events

      On November 24, 1993, a jury in the Circuit Court of Montgomery County, Alabama (the "Circuit Court"), awarded $29,056,353.60 to a former Duck Head sales representative (Ken Hoots) and two of his salesmen (Terry Long and Bill Pace) against a subsidiary of Delta Woodside Industries, Inc. (the "Company"). The Circuit Court entered judgment on such award against the Company's subsidiary on November 24, 1993. The suit, which is captioned Ken Hoots, Terry Long and Bill Pace v. Duck Head Apparel Company, Inc., et.al. (the "Hoots Suit"), was commenced by the filing of a Complaint in the Circuit Court on March 17, 1992.

    The Hoots Suit concerns a dispute over sales commissions that the plaintiffs claim are owed them by the subsidiary. The
Circuit Court jury found in favor of the plaintiffs against the subsidiary, awarding:

          (a) $2,556,353.60 to the plaintiffs on their claim of breach of contract under an Alabama treble damage statute (which amount represents three times the actual damages found by the jury),

          (b)  $4,000,000 to Ken Hoots, $2,000,000 to Terry Long
               and $1,000,000 to Bill Pace for mental anguish on their claim for fraud, and

          (c) $19,500,000 to the plaintiffs as punitive damages on their claim of fraud.

     The Company believes that the verdict is fundamentally unjust and intends vigorously to seek its reversal or reduction, first by making appropriate motions before the Circuit Court judge and then, if necessary, appealing the matter to the Alabama Supreme Court.

     If the jury award is not overturned or reduced by subsequent court order, and absent any insurance recovery, the amount of the jury award (excluding interest) will be approximately $18.0 million on an after-tax basis. The Company is seeking recovery of a portion of the award under certain of its insurance policies. At this time, however, there is no assurance that any portion of the award will be recovered by the Company through insurance.

     Alabama law permits the plaintiffs to recover interest at the rate of 12% per annum on the amount of the final adjudicated award from the date the original judgment was entered (November 24, 1993) until the date that any final adjudicated award is paid to the plaintiffs.


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     The Company intends to take a reserve of $33 million for the
Company's second fiscal quarter ended January 1, 1994 respecting the judgment in the Hoots Suit and related interest and legal fees. With respect to this reserve, the Company will be required to obtain waivers or amendments of certain of its covenants in the Credit Agreement dated June 24, 1992, as amended, between the Company, The First National Bank of Boston, as agent, and the lenders thereunder (the "Credit Agreement"), and certain of its other debt agreements. The Company intends to seek any such necessary waivers or amendments. Although, based on conversations with certain of its lenders, the Company believes that it should be able to obtain any such required waivers or amendments, there is no assurance that it will be able to do so.

     In order to prevent execution of the judgment during the post-trial stage, the Company has guaranteed payment of the final adjudicated award and may, during the post-trial or appellate level stages, be required to post bond or other security in the amount of 125% of the amount of the jury award after any adjustments that may be made by the trial court. The Company has obtained waivers through March 31, 1994, from its major lenders that permit this guaranty and any such posting of security.

     Under the terms of the Credit Agreement and certain of the Company's other debt agreements, any court judgment in excess of $2.5 million, or writ of execution for such a judgment, that continues undischarged or unstayed for 10 days constitutes an Event of Default. The plaintiffs in the Hoots Suit have agreed that execution on the judgment in the case shall be stayed until ten days after the deadline for filing any appeal has passed and, subject to the posting of a bond in the amount of 125% of the judgment, shall be further stayed pending any appeal.

     Two other lawsuits brought by individuals who previously served as salesmen for the Duck Head division are pending against a subsidiary of the Company that make allegations similar to those in the Hoots Suit. The amount of damages claimed in either of these suits has not yet been determined, and the ultimate impact of these suits on the Company is as yet unknown.














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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Woodside Industries, Inc.
(Registrant)


Date:  January 11, 1994          By: /s/ Douglas J. Stevens______
                                 Name: Douglas J. Stevens
                                 Controller and Assistant
                                 Secretary

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